SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                November 13, 2006

                Date of Report (Date of earliest event reported)


                           HIRSCH INTERNATIONAL CORP.
             (Exact name of Registrant as specified in its charter)


         Delaware                     0-23434                11-2230715
(State or other jurisdiction   (Commission File Number)     (IRS Employer
 of incorporation)                                      Identification Number)



                                50 Engineers Road
                            Hauppauge, New York 11788


                                 (631) 436-7100
              (Registrant's telephone number, including area code)

Section 5 CORPORATE GOVERNANCE AND MANAGEMENT
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers


     On November 13, 2006, Paul Gallagher, entered into an employment agreement with the Company ("the Agreement") to continue his employment as the Company's President and Chief Executive Officer. The Agreement became effective as of September 11, 2006, has a term of three (3) years and provides for the payment of a base annual salary during the first year of the term of Three Hundred Seventy Five Thousand ($375,000) Dollars; Four Hundred Thousand ($400,000) Dollars during the second year of the term and Four Hundred Twenty Five Thousand ($425,000) Dollars during the third year of the term. Mr. Gallagher is also entitled to participate in the Company's employee benefit programs and to receive bonuses under the Company's annual incentive plan ("Incentive Plan") for key executive employees.

     The Agreement also provides for severance payments to be paid to Mr. Gallagher should the Agreement be terminated (a) prior to the expiration of its term due to Mr. Gallagher's death or disability; or (b) prior to or concurrent with the expiration of the term, the Company fails to offer Mr. Gallagher employment with the Company as its Chief Executive Officer or Chief Operating Officer at substantially the same level of base salary, employee benefits and bonus compensation as set forth in the Agreement. On the triggering of the severance payment obligation, the Company shall pay Mr. Gallagher his regular base salary for a period of six months following the occurrence of such event. In addition, the Company is required to pay Mr. Gallagher a pro rata portion of the amount, if any, he would have been entitled to receive under the Incentive Plan established for senior executive officers. In the event the Company terminates Mr. Gallagher's Employment without "Cause" (as defined in the Agreement), reduces his compensation, benefits or responsibilities or commits any other material breach of the provisions of the Agreement and fails to cure or remedy such breach within thirty (30) days following receipt of written notice thereof, the Company is required to continue payment of Mr. Gallagher's base salary for a period of twelve (12) months, or if shorter, for a period from the date of termination through and including the month of March, 2010.

     The Agreement provides that upon the occurance of a Change in Control (as defined therein) and if within six months thereafter (a) Mr. Gallagher's employment is terminated other than for death, disability of Cause, or, (b) if his employment is terminated for Good Reason (as defined therein), then he will receive an amount equal to his base salary, payable over the succeeding twelve months in equal monthly installments.

     Mr. Gallagher was or will be granted options (the "Options") to purchase up to 525,000 shares of the Company's Class A Common Stock ("Common Stock") pursuant to the Company's 2003 Stock Option Plan. 300,000 of the Options have an exercise price of $2.12 per share and vest as follow:

     (a) 100,000 Options vest on the date immediately following the period that the closing price of the Common Stock remains at or above $2.50 for at least twenty consecutive trading days;

     (b) 100,000 Options vest commencing on the date occurring after September 11, 2007 immediately following the period that the closing price of the Common Stock remains at or above $3.00 per share for a period of at least twenty (20) consecutive trading days;

     (c) 100,000 Options vest commencing on the date occurring after September 11, 2008 immediately following the period that the closing price of the Common Stock remains at or above $3.50 per share for a period of at least twenty (20) consecutive trading days thereafter.

Mr. Gallagher was also granted Options to purchase an additional 75,000 shares of Common Stock at an exercise price of $2.12 per share. The Company also agreed to issue Options to purchase 75,000 shares of Common Stock on September 11, 2007 and Options to purchase 75,000 shares of Common Stock on September 11, 2008 at a strike price equal to the closing price of the Company's Common Stock on each of those dates.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           HIRSCH INTERNATIONAL CORP.

                           By:  s/s Beverly Eichel
                                -----------------------------------------------
                                Beverly Eichel
                                Executive Vice President - Finance
                                Chief Financial Officer and Secretary

Dated:  November 16, 2006